Exhibit 99.1
Bright Horizons Family Solutions Reports Second Quarter of 2020 Financial Results
WATERTOWN, MA - (Business Wire - August 5, 2020) - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality education and care solutions designed to help leading employers support employees across life and career stages, today announced financial results for the second quarter of 2020 and provided an update on the status of current operations resulting from the COVID-19 pandemic.
Second Quarter 2020 Highlights (compared to second quarter 2019):
•Revenue of $294 million (decrease of 44%)
•Income from operations of $8 million (decrease of 89%)
•Net income of $0.4 million and diluted earnings per common share of $0.01 (decreases of 99%)
Non-GAAP measures
•Adjusted income from operations* of $27 million (decrease of 64%)
•Adjusted EBITDA* of $60 million (decrease of 43%)
•Adjusted net income* of $26 million and diluted adjusted earnings per common share* of $0.44 (decreases of 55%)
“While this past quarter has been one of the most challenging in the Company’s history, I couldn’t be more proud of the Bright Horizons team for rising to the challenges presented by the COVID-19 pandemic,” said Stephen Kramer, Chief Executive Officer. “We have made incredible progress during the second quarter, and we are excited to be welcoming families and staff back to our centers. The support of our clients through these challenging times has allowed us to provide creative solutions to meet the needs of their employees, while at the same time demonstrating the financial resiliency of our model.”
“This pandemic has refocused the nation’s attention on how crucial childcare is to the country’s economic recovery and stability,” Kramer continued. “Now more than ever, our centers provide vital care and education for young children and are a critical support to working parents juggling work and home life in new ways. At the same time, we continue to provide reliable and effective solutions for our employer partners who rely on us to enable their workforces to be productive. Our experience over the last several months operating our child care centers during the pandemic has extended our expertise in safe and healthy practices and uniquely positions us to capitalize on the long-term opportunity that lies ahead.”
COVID-19 Response Update
As we previously disclosed, the COVID-19 pandemic has substantially disrupted Bright Horizons’ global operations resulting in the temporary closure of a significant number of our child care centers. In mid-March, in response to the growing challenges presented by COVID-19, we began the temporary closure of a significant portion of our centers, while continuing to operate critical health care client and “hub” centers to provide care and support services to the children whose parents work on the front lines of the response. As countries and local jurisdictions have begun to lift certain restrictions and re-open, we have commenced a phased re-opening of our temporarily closed centers. As of June 30, 2020, over 400 of our child care centers were operating, out of a total of 1,076 centers we manage. Open centers are operating with specific COVID-19 protocols in place to protect the health and safety of the children, families and staff, including social distancing procedures for pick-up and drop-off, daily health checks, the use of face masks by our staff, limited group sizes, and enhanced hygiene and cleaning practices. We plan to continue this phased re-opening through the third and fourth quarters of 2020, and potentially in subsequent periods, and expect to have more than 85% of our centers open by September 30, 2020. However, as this is a continuously changing environment, the timing and cadence of re-opening the remaining temporarily closed centers may change as we continue to evaluate local conditions and factors governing opening decisions, including federal and state guidelines. We cannot anticipate how long it will take for re-opened centers to reach typical enrollment levels and there is no assurance that centers currently open will continue to operate. Additionally, as we continue to analyze the current environment, we may decide to not re-open certain centers in locations where demand and economic trends have shifted. Below is an update on the status of our operations and the actions we have taken in response to COVID-19.
United States: As of June 30, 2020, we were operating approximately 210 centers, most of which are employer-sponsored centers, and approximately 500 centers remained temporarily closed. As of July 31, 2020, we had re-opened a further 180 centers, bringing the total operating locations to approximately 390 centers. We are continuously monitoring guidance and taking direction from medical experts, the Centers for Disease Control and Prevention (CDC) and local, state and federal government authorities in order to determine the timing and cadence of re-opening our temporarily closed centers.
United Kingdom: As of June 30, 2020, we were operating approximately 135 centers, and approximately 170 centers remained temporarily closed. As of July 31, 2020, we had re-opened a further 130 centers, bringing the total operating locations to approximately 265 centers. We are continuously monitoring guidance from the U.K. health authorities in order to determine the timing and cadence of re-opening our temporarily closed centers.
Netherlands: We operate 61 centers in the Netherlands which have remained operational under the Dutch government mandate that requires nurseries to remain open to serve the children of parents who work in vital professions, such as health care or emergency services. In May 2020, the Dutch government lifted restrictions and centers opened to all families.
Back-up Care and Educational Advisory: Our other service offerings — Back-up Care and Educational Advisory — have remained fully operational for our clients and their employees. In response to the acute need for child care support during this pandemic, we have expanded Back-Up Care services to both current and new clients, supporting the needs of families affected by other child care and/or school closures, primarily through in-home and reimbursed self-sourced care. This pivot provided great value to our clients and their employees and, as a result, supported the economics of our business in the second quarter while a significant portion of our child care centers remained temporarily closed. As businesses and families adapt to new conditions in the coming months, we expect our Back-up Care services to return to primarily in-center and in-home service delivery at more normalized levels going forward.
Balance Sheet and Liquidity
Bright Horizons has a strong balance sheet, with $270 million of cash and an undrawn $400 million multi-currency revolving credit facility at June 30, 2020. For the six months ended June 30, 2020, we generated approximately $51.3 million of cash from operations, compared to $190.6 million in 2019, and made modest investments in fixed assets and acquisitions of $28.3 million, compared to $90.9 million in the prior year. We completed the issuance and sale of 2.1 million shares of common stock to a private investor on April 21, 2020, resulting in proceeds of $250 million, and we amended and expanded the capacity under our revolving credit facility to $400 million, effective May 7, 2020.
Second Quarter 2020 Results
Revenue decreased $234.3 million, or 44%, in the second quarter of 2020 from the second quarter of 2019. The decrease in revenue is related to the temporary closure of approximately 850 of our child care centers in March 2020 as a result of required business/school closures and shelter-in-place mandates due to the COVID-19 pandemic, partially offset by contributions from growth in our back-up care services.
Income from operations of $8.1 million for the second quarter of 2020 decreased from $74.8 million in the same 2019 period. The decrease in income from operations reflects reduced gross profit contributions in the full service center-based child care segment arising from the temporary closure of centers, related impairment charges on long-lived assets, investments and center closing costs of $18.4 million, partially offset by incremental contributions from our back-up care segment on expanded sales and increased utilization, as well as reductions in overhead spending from cost management initiatives. Net income was $0.4 million for the second quarter of 2020 compared to net income of $49.3 million in the same 2019 period, a decrease of $49.0 million, or 99%, due to the decrease in income from operations, partially offset by a lower effective tax rate. Diluted earnings per common share was $0.01 for the second quarter of 2020 compared to diluted earnings per share of $0.83 in the same 2019 period.
In the second quarter of 2020, adjusted EBITDA* decreased $45.9 million from the second quarter of 2019, or 43%, to $60.0 million, and adjusted income from operations* decreased $47.6 million, or 64%, to $27.2 million, due primarily to the decrease in gross profit in the full service center-based child care segment, partially offset by growth in the back-up care segment. Adjusted net income* decreased by $32.0 million, or 55%, to $26.4 million, due to the decrease in income from operations, partially offset by a lower effective tax rate. Diluted adjusted earnings per common share* was $0.44 compared to $0.99 in the second quarter of 2019.
As of June 30, 2020, the Company managed the operations of 1,076 child care and early education centers with the capacity to serve approximately 120,000 children and their families. As described above, over 400 child care centers with the capacity to serve approximately 50,000 children remained open or have re-opened after the temporary center closures due to the COVID-19 pandemic.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, the excess of lease expense over cash lease expense (prior to fiscal 2020), stock-based compensation expense, impairment costs including costs incurred due to the impact of COVID-19, transaction costs, center closing costs and duplicative corporate office costs. Adjusted income from operations represents income from operations before impairment costs, transaction costs, center closing costs and duplicative corporate office costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, impairment costs, transaction costs, center closing costs, duplicative corporate office costs, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
2020 Outlook
At this time, the duration and scope of the ongoing business disruption, including the pace of re-opening and ramping temporarily closed centers, cannot be predicted, and is dependent on many interdependent variables and decisions by government authorities and our client partners. As previously disclosed, the negative financial impact to our results and future financial or operational performance, including our annual performance for 2020, cannot be reasonably estimated. Therefore, we do not expect to provide financial guidance for fiscal 2020.
We will continue to work with our local teams on the operational decisions and prudently managing our spending to support the current operations, while we continue to re-ramp enrollment and re-open the remainder of our business. While these are unprecedented circumstances, our value proposition to families, staff and clients remains consistent and strong — to provide high-quality child care and early education, dependent care, and workforce education services. These challenging times highlight our crisis management abilities, our critical role in the business continuity plans of our client partners, our leadership in developing and implementing enhanced health and safety protocols, and the value that our unique service offering provides to the families and clients we serve. We remain confident in our business model, the strength of our client partnerships, the strength of our balance sheet and liquidity position, and in our ability to respond to changing market conditions.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the second quarter 2020, and the Company’s updated business and near term operating expectations. Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer. Replays of the entire call will be available through August 26, 2020 at 1-844-512-2921, or, for international callers, 1-412-317-6671, conference ID #13698065. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, effects of COVID-19 on our operations, the continued operation of currently open centers, our phased re-opening plans for temporarily closed center locations, permanent center closures, timing when a majority of our centers will re-open, timing to re-ramp enrollment, impact of government mandates, cost-saving initiatives, future opportunities in the industry, growth in our back-up care segment, future financial performance, estimated effective tax rate and tax expense and our investments. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, prolonged disruptions to our operations as a result of required school and business closures and stay-at-home mandates in response to the COVID-19 pandemic, including current conditions and future developments in the public health arena; the impact of COVID-19 on the global economy; the availability or lack of government supports; changes in the demand for child care, dependent care and other workplace solutions, including variation in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in return to work protocols as the economy re-opens; the possibility that acquisitions may disrupt our operations and expose us to additional risk; increased costs resulting from recommended or mandated enhanced health and safety protocols and physical distancing; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed February 27, 2020, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items.  The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers.  Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.  Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality child care and early education, back-up care, and workplace education services. For more than 30 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally. We operate approximately 1,100 child care centers in the United States, the United Kingdom, the Netherlands, Canada and India and serve more than 1,200 of the world’s leading organizations. Bright Horizons’ child care centers, back-up child and elder care, and workforce education programs, including tuition program management, education advising, and student loan repayment, help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Senior Director of Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Three Months Ended June 30,
	2020	%	2019	%
Revenue	$293,772	100.0%	$528,060	100.0%
Cost of services	228,536	77.8%	388,439	73.6%
Gross profit	65,236	22.2%	139,621	26.4%
Selling, general and administrative expenses	49,247	16.8%	56,491	10.7%
Amortization of intangible assets	7,875	2.6%	8,297	1.6%
Income from operations	8,114	2.8%	74,833	14.1%
Interest expense — net	(9,129)	(3.1)%	(11,723)	(2.2)%
Income (loss) before income tax	(1,015)	(0.3)%	63,110	11.9%
Income tax benefit (expense)	1,374	0.4%	(13,783)	(2.6)%
Net income	$359	0.1%	$49,327	9.3%

Earnings per common share:
Common stock — basic	$0.01		$0.85
Common stock — diluted	$0.01		$0.83

Weighted average common shares outstanding:
Common stock — basic	59,631,428		57,847,630
Common stock — diluted	60,266,102		58,939,763

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Six Months Ended June 30,
	2020	%	2019	%
Revenue	$800,095	100.0%	$1,029,818	100.0%
Cost of services	626,000	78.2%	763,250	74.1%
Gross profit	174,095	21.8%	266,568	25.9%
Selling, general and administrative expenses	106,616	13.3%	112,366	10.9%
Amortization of intangible assets	16,084	2.1%	16,459	1.6%
Income from operations	51,395	6.4%	137,743	13.4%
Interest expense — net	(19,335)	(2.4)%	(23,671)	(2.3)%
Income before income tax	32,060	4.0%	114,072	11.1%
Income tax expense	(969)	(0.1)%	(22,703)	(2.2)%
Net income	$31,091	3.9%	$91,369	8.9%

Earnings per common share:
Common stock — basic	$0.53		$1.57
Common stock — diluted	$0.52		$1.55

Weighted average common shares outstanding:
Common stock — basic	58,781,169		57,763,335
Common stock — diluted	59,572,444		58,846,073

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$270,442	$27,872
Accounts receivable — net	221,532	148,855
Prepaid expenses and other current assets	84,947	52,161
Total current assets	576,921	228,888
Fixed assets — net	596,947	636,153
Goodwill	1,391,650	1,412,873
Other intangible assets — net	287,489	304,673
Operating lease right-of-use assets	713,687	700,956
Other assets	44,902	46,877
Total assets	$3,611,596	$3,330,420
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,750	$10,750
Accounts payable and accrued expenses	144,316	167,059
Current portion of operating lease liabilities	92,457	83,123
Deferred revenue and other current liabilities	244,024	222,358
Total current liabilities	491,547	483,290
Long-term debt — net	1,024,801	1,028,049
Operating lease liabilities	724,375	685,910
Deferred income taxes	54,856	58,940
Other long-term liabilities	117,742	102,963
Total liabilities	2,413,321	2,359,152
Total stockholders’ equity	1,198,275	971,268
Total liabilities and stockholders’ equity	$3,611,596	$3,330,420

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,091	$91,369
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,880	53,347
Impairment losses	18,985	—
Stock-based compensation expense	9,438	7,618
Deferred income taxes	(2,783)	3,641
Other non-cash adjustments — net	(1,187)	(294)
Changes in assets and liabilities	(60,164)	34,930
Net cash provided by operating activities	51,260	190,611
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(25,022)	(45,015)
Payments and settlements for acquisitions — net of cash acquired	(4,394)	(25,860)
Proceeds from the maturity of debt securities and sale of other investments	7,247	—
Purchases of debt securities and other investments	(6,106)	(20,024)
Net cash used in investing activities	(28,275)	(90,899)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock issuance — net of issuance costs	249,937	—
Revolving credit facility — net	—	(117,858)
Principal payments of long-term debt	(5,375)	(5,375)
Payments for debt issuance costs	(2,818)	—
Purchase of treasury stock	(32,658)	(690)
Taxes paid related to the net share settlement of stock options and restricted stock	(7,715)	(5,540)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	21,187	17,085
Payments of contingent consideration for acquisitions	(1,088)	—
Net cash provided by (used in) financing activities	221,470	(112,378)
Effect of exchange rates on cash, cash equivalents and restricted cash	(908)	414
Net increase (decrease) in cash, cash equivalents and restricted cash	243,547	(12,252)
Cash, cash equivalents and restricted cash — beginning of period	31,192	38,478
Cash, cash equivalents and restricted cash — end of period	$274,739	$26,226

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Full service center-based child care	Back-up care	Educational advisory services	Total
Three Months Ended June 30, 2020
Revenue	$137,306	$135,904	$20,562	$293,772
Income (loss) from operations	(71,842)	75,121	4,835	8,114
Adjusted income (loss) from operations (1)	(54,873)	77,249	4,835	27,211
As a percentage of revenue	(40)%	57%	24%	9%

Three Months Ended June 30, 2019
Revenue	$438,580	$70,049	$19,431	$528,060
Income from operations	51,827	18,434	4,572	74,833
Adjusted income from operations	51,827	18,434	4,572	74,833
As a percentage of revenue	12%	26%	24%	14%
(1) Adjusted income (loss) from operations for the full service center-based child care segment represents income (loss) from operations excluding impairment costs incurred due to the impact of COVID-19 on our operations of $11.9 million for fixed assets and operating lease right-of-use assets, $4.4 million in costs associated with the closure of centers, including related severance and facilities costs, and $0.7 million of occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020. Adjusted income from operations for the back-up care segment represents income from operations excluding impairment costs incurred of $2.1 million related to an equity investment due to the impact of COVID-19.

	Full service center-based child care	Back-up care	Educational advisory services	Total
Six Months Ended June 30, 2020
Revenue	$548,697	$210,071	$41,327	$800,095
Income (loss) from operations	(55,095)	97,360	9,130	51,395
Adjusted income (loss) from operations (1)	(32,453)	99,488	9,130	76,165
As a percentage of revenue	(6)%	47%	22%	10%

Six Months Ended June 30, 2019
Revenue	$856,900	$134,743	$38,175	$1,029,818
Income from operations	93,357	35,551	8,835	137,743
Adjusted income from operations (2)	93,357	35,984	8,835	138,176
As a percentage of revenue	11%	27%	23%	13%
(1) Adjusted income (loss) from operations for the full service center-based child care segment represents income (loss) from operations excluding impairment costs incurred due to the impact of COVID-19 on our operations of $16.9 million for fixed assets and operating lease right-of-use assets, $4.4 million in costs associated with the closure of centers, including related severance and facilities costs, and $1.4 million of occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020. Adjusted income from operations for the back-up care segment represents income from operations excluding impairment costs incurred of $2.1 million related to an equity investment due to the impact of COVID-19.
(2) Adjusted income from operations represents income from operations excluding expenses incurred in connection with completed acquisitions of $0.4 million, which have been allocated to the back-up care segment.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$359	$49,327	$31,091	$91,369
Interest expense — net	9,129	11,723	19,335	23,671
Income tax expense (benefit)	(1,374)	13,783	969	22,703
Depreciation	19,784	18,588	39,796	36,888
Amortization of intangible assets (a)	7,875	8,297	16,084	16,459
EBITDA	35,773	101,718	107,275	191,090
As a percentage of revenue	12.2%	19.3%	13.4%	18.6%
Additional Adjustments:
COVID-19 related costs (b)	18,436	—	23,406	—
Stock-based compensation expense (c)	5,155	4,512	9,438	7,618
Other costs (d)	661	—	1,364	433
Non-cash operating lease expense (e)	—	(345)	—	582
Total adjustments	24,252	4,167	34,208	8,633
Adjusted EBITDA	$60,025	$105,885	$141,483	$199,723
As a percentage of revenue	20.4%	20.1%	17.7%	19.4%

Income from operations	$8,114	$74,833	$51,395	$137,743
As a percentage of revenue	2.8%	14.1%	6.4%	13.4%
COVID-19 related costs (b)	18,436	—	23,406	—
Other costs (d)	661	—	1,364	433
Adjusted income from operations	$27,211	$74,833	$76,165	$138,176
As a percentage of revenue	9.3%	14.1%	9.5%	13.4%

Net income	$359	$49,327	$31,091	$91,369
Income tax expense (benefit)	(1,374)	13,783	969	22,703
Income (loss) before income tax	(1,015)	63,110	32,060	114,072
Amortization of intangible assets (a)	7,875	8,297	16,084	16,459
COVID-19 related costs (b)	18,436	—	23,406	—
Stock-based compensation expense (c)	5,155	4,512	9,438	7,618
Other costs (d)	661	—	1,364	433
Adjusted income before income tax	31,112	75,919	82,352	138,582
Adjusted income tax expense (f)	(4,667)	(17,461)	(12,261)	(32,312)
Adjusted net income	$26,445	$58,458	$70,091	$106,270
As a percentage of revenue	9.0%	11.1%	8.8%	10.3%

Weighted average common shares outstanding — diluted	60,266,102	58,939,763	59,572,444	58,846,073
Diluted adjusted earnings per common share	$0.44	$0.99	$1.18	$1.81

(a)Represents amortization of intangible assets, including $5.0 million and $4.7 million for the three months ended June 30, 2020 and 2019, respectively, and $10.0 million and $9.4 million for the six months ended June 30, 2020 and 2019, respectively, associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)COVID-19 related costs represent impairment costs for long-lived assets and investments, and costs associated with the closure of centers incurred as a result of the impact of COVID-19 on our operations. For the three months ended June 30, 2020, impairment costs totaled $14.0 million, of which $11.9 million related to the full service center-based child care segment and $2.1 million related to the back-up care segment, and for the six months ended June 30, 2020, impairment costs totaled $19.0 million, of which $16.9 million related to the full service center-based child care segment, and $2.1 million related to the back-up care segment. Costs associated with the closure of centers totaled $4.4 million for the three and six months ended June 30, 2020.
(c)Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(d)Other costs in the three and six months ended June 30, 2020 relate to occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020 while we also continue to carry the costs for our existing corporate headquarters. Other costs in the three and six months ended June 30, 2019 relate to transaction costs incurred in connection with completed acquisitions.
(e)Represents the excess of lease expense over cash lease expense (for periods prior to fiscal 2020).
(f)Represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 15% and 23% for 2020 and 2019, respectively. The tax rate for 2020 represents a tax rate of approximately 30% applied to the expected adjusted income before income tax, less the estimated effect of excess tax benefits related to equity transactions. However, the jurisdictional mix of the expected adjusted income before income tax for the full year, and the timing and volume of the tax benefits associated with future equity activity will affect these estimates and the estimated effective tax rate for the year.